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                    SUBSIDIARIES OF LOUISIANA UNWIRED LLC.


     At December 31, 2000, Louisiana Unwired LLC. had investments in the following affiliates:


                                                            PERCENTAGE
                                            JURISDICTION    OWNERSHIP
                                            ------------    ----------

Texas Unwired, a general partnership        Louisiana       80.00%